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FiNet.com CONSOLIDATES WESTERN BUSINESS UNITS IN NEW HEADQUARTERS
AT BISHOP RANCH TO EXPAND OPERATIONS

WALNUT CREEK, CA, September 15, 1999 - FiNet.com Inc. (NASDAQ:
FNCM) owner and operator of www.FiNet.com, "America's Home Finance Network," today announced it has begun moving its corporate headquarters from Walnut Creek, California, to the Bishop Ranch office park in San Ramon, California. The company is consolidating all West Coast divisions and departments, including Wholesale and Retail lending, Finance and Accounting, Marketing, Information Technology, Research and Development, Human Resources, Facilities, and company Executives into one building. The West Coast retail division has already been relocated to the new Electronic Fulfillment Center at Bishop Ranch, while the remaining divisions will move in phases through November 1999.

"This move enables FiNet.com to expand its operations, create a high-tech Electronic Fulfillment Center, and build a technology infrastructure unparalleled in the industry," said Mark Korell, Chairman and CEO of FiNet.com.

The facility is also large enough to house FiNet.com's expanding employee base. More than 160 FiNet.com employees will re-locate to the Bishop Ranch location, with space available for more than 90 new employees the company expects to hire over the next eighteen months.

The company has leased 40,000 square feet of office space at Bishop Ranch 7, located at 2527 Camino Ramon, Suite 200. Bishop Ranch is a well-known hub for high-tech businesses and large corporations such as Pacific Bell, Chevron, PeopleSoft, Lucent Technologies and NextCard. FiNet.com management hopes to draw from the highly skilled labor market in the San Ramon Valley.

"There are many benefits to this strategic move to Bishop Ranch," said Tom Porter, EVP, Administration for FiNet.com. "We've been able to secure a premier location, excellent technology infrastructure, and favorable financial terms."

About FiNet.com
FiNet.com, Inc., "America's Home Finance Network" including its wholly owned subsidiaries (the "Company"), is a leading provider of e-commerce home financing services that facilitates home ownership through a variety of technology-based products and automated services for consumers and mortgage broker businesses. The Company offers automated financing solutions directly to consumers through its www.interloan.com on-line home financing web site and to mortgage broker businesses through Monument Mortgage.

Safe Harbor
Certain statements in this press release, including statement regarding the anticipated development and expansion of the Company's business, and the intent, belief or current expectations of the Company, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.